  Bank Holding Company Created
For Commonwealth National Bank

Worcester, Mass.—December 19, 2005—Commonwealth National Bank (Commonwealth) (OTCBB:CWEA) today announced that it has completed its corporate reorganization to become the wholly-owned subsidiary of CNB Financial Corp., a newly-formed Massachusetts corporation. As part of the reorganization CNB Financial Corp. will succeed to the registration of the Bank’s securities and begin to file reports with the Securities and Exchange Commission. In addition, each share of common stock and warrant of Commonwealth National Bank will be converted into the right to receive one share of common stock or one warrant of CNB Financial Corp.

“We are very excited to have reorganized into the holding company structure,” said CNB President and Chief Executive Officer Charles Valade. “We believe this new structure offers a number of benefits. It improves our ability to raise capital. It also gives us additional flexibility in expansion of the bank’s business through the acquisition of other financial institutions as well as the possibility of establishing new subsidiary banks in other markets. Finally, it gives us the ability to repurchase securities along with added flexibility in acquiring or establishing other businesses related to banking.”

The shareholders of Commonwealth National Bank approved the reorganization in late summer 2005. In October of this year, the Federal Reserve Bank of Boston approved the application of CNB Financial Corp. to establish the holding company.

About Commonwealth National Bank
Commonwealth National Bank was the first new bank to open in the Worcester area in more than 15 years. Opened in December 2001, Commonwealth offers customers a traditional banking experience with high levels of personalized service, including extended business hours and internet-banking options. Commonwealth has branches in Worcester at 33 Waldo Street and 1 West Boylston Street, 564 Main Street, Shrewsbury and 701 Church Street in Northbridge.

For more information about Commonwealth National Bank, including detailed financial information, please visit: www.commonwealthworcester.com.

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Certain statements in this press release, including statements regarding the anticipated development and expansion of the Bank’s business, and the intent, belief or current expectations of the Bank, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.